EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between Group 1 Automotive, Inc. (“Employer”), and John C. Rickel (“Employee”), as of January 1, 2009 (the “Effective Date”).

RECITALS

WHEREAS, Employer and Employee previously entered into an employment agreement dated June 2, 2006 as amended (the “Prior Employment Agreement”) and they desire to enter into a continuing employment relationship under the following terms and to supersede the Prior Employment Agreement in its entirety.

WHEREAS, Employee has made the following representations to Employer, and Employer is relying upon such representations: (i) Employee has previously completed the term of the Prior Employment Agreement and recognizes that it is null and void; (ii) Employee is not subject to any non-compete or other provision in any other agreement to which he is a party that would restrict his ability to perform his obligations under this Agreement; and (iii) Employee is not bound by the terms of any other agreement that would prevent him from performing his obligations under this Agreement.

WHEREAS, simultaneously with the execution of the Prior Employment Agreement, Employer and Employee executed the Incentive Compensation and Non-Compete Agreement (“Incentive Compensation Agreement”) governing the terms and conditions of Employer’s grant of restricted stock or restricted stock units (collectively “Restricted Stock”) to Employee and the terms and conditions of Employee’s non-competition obligations to Employer and nothing herein shall affect the continued enforceability of the Incentive Compensation Agreement.

AGREEMENT

For and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1. Agreement to Employ. Employer shall employ Employee, and Employee shall be employed by Employer, beginning on the Effective Date and continuing throughout the Term (as defined below) of this Agreement, subject to the terms and conditions of this Agreement and the Incentive Compensation Agreement.

1.2. Position and Responsibilities. Employee shall serve as Chief Financial Officer of Employer. Employee shall perform diligently the duties and services appertaining to such position as reasonably determined by Employer, as well as such additional duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such reasonable policies and procedures as Employer may establish from time to time, which shall not be contrary to the terms of this Agreement. Employee shall devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee shall not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer or any of its subsidiaries or affiliates, or requires any significant portion of Employee’s business time; provided, however, that Employee may engage in passive personal investments that do not conflict with the business and affairs of Employer or any of its subsidiaries or affiliates or interfere with Employee’s performance of his duties hereunder.

1.3. Fiduciary Duties. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer or any of its subsidiaries or affiliates and to do no act which would be inconsistent with those duties. In keeping with these duties, Employee shall make full disclosure to Employer of all business opportunities pertaining to Employer’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

1.4. Conflicts of Interest. Any direct or indirect interest of Employee in connection with, or benefit received by the Employee from, any outside activities, particularly commercial activities, which might in any way adversely affect Employer, or any of its affiliates, shall be deemed to be a conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee shall not knowingly become involved in a conflict of interest with Employer, or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer’s Vice President, General Counsel and the audit committee of the Employer’s board of directors (the “Board”) any facts which might involve such a conflict of interest that has not been approved by the Board. The Employer’s determination as to whether a conflict of interest exists shall be conclusive absent manifest error; but this standard shall not apply to, nor shall any determination under this Section 1.4 affect, any issue that may arise as to the existence of “cause” under Section 3.2(i). Employer reserves the right to take such action as, in its judgment, will resolve the conflict, as long as such action is not contrary to the terms of this Agreement.

2.	COMPENSATION AND BENEFITS

2.1. Base Salary. Employee’s base salary shall be $450,000.00 per annum and shall be paid in semi-monthly installments in accordance with Employer’s standard payroll practice. Employee’s base salary may be increased from time to time by Employer and, after any such increase, Employee’s new level of base salary shall be Employee’s base salary for purposes of this Agreement until the effective date of any subsequent change. At any time, Employee’s base salary shall not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers of Employer and that is no greater than the percentage applied to substantially all other executive officers.

2.2. Annual Incentive Compensation Program. Employee’s bonus shall be determined by the compensation committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the terms of Employer’s Annual Incentive Compensation Program. Notwithstanding the foregoing, Employee shall receive, no later than March 31st of each calendar year, his Annual Incentive Compensation Program outlining his potential bonus calculations and performance criteria to achieve such discretionary bonus for such calendar year. Any payments made pursuant to the Annual Incentive Compensation Program shall be made on or before March 15th of the year following the release of earnings for the year in which the services giving rise to such bonus award were performed.

2.3. Benefits and Vacation. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other executive level employees of Employer, in all general and executive level employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s employees. Such benefits, plans, and programs may include, without limitation, medical, health, vision and dental care, life insurance, disability protection, deferred compensation and retirement plans. Employer will furnish Employee one “demonstrator vehicle” of Employee’s choice, and one vehicle allowance totaling $1,250.00 per month. Additional perquisites must be approved by the Board and the Compensation Committee. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. In addition, Employer may furnish to Employee benefit plans and programs that are not generally available to other employees, including, without limitation, Employer’s Deferred Compensation Plan, Executive Long-Term Disability Plan, and executive life insurance programs.

2.4. Business Expenses. Employee shall be entitled to incur, and be reimbursed for, all reasonable out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Employer. Employer shall reimburse Employee for such expenses, in accordance with Employer’s policies regarding reimbursement of expenses (which policies will comply with Treasury Regulation § 1.409A-3(i)(1)(iv)), subject to the Employee presenting appropriate supporting documents regarding such expenses as required by such policies.

2.5. Benefit Obligations. Employer shall not by reason of this Section 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to other covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board or the Compensation Committee, none of the benefits or arrangements described in this Section 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer and its subsidiaries and affiliates.

2.6. Taxes. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3.	TERM OF THIS AGREEMENT, EFFECT OF EXPIRATION OF TERM, AND TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION

3.1. Term. The initial term of this Agreement shall be from January 1, 2009 through December 31, 2010 (the “Initial Term”), unless earlier terminated as provided for herein. Unless earlier terminated as provided for herein, the Term shall be automatically renewed for successive one-year periods (each defined as a “Renewal Term”) unless either party notifies the other party in writing, not less than sixty (60) days prior to expiration of the Initial Term or Renewal Term, as applicable, of that party’s intent to not renew this Agreement. The Initial Term and any Renewal Term(s) are collectively referred to herein as the “Term.”

3.2. Termination by Employer. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time, including during the Term, for any of the following reasons:

(i)	For “cause,” which, as used in this Section 3.2(i), shall mean any of the following; (a) the Employee’s conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (b) the Employee’s breach of any material provision of either this Agreement, the Employee Handbook, Employer’s Code of Conduct, or the Code of Ethics for Specified Officers of Employer signed by Employee; (c) the Employee’s using for his own benefit any confidential or proprietary information of Employer, or willfully divulging for his benefit such information; (d) the Employee’s (1) fraud or (2) misappropriation or theft of any of the Employer’s funds or property; or (e) the Employee’s willful refusal to perform his duties or gross negligence, provided that Employer, before terminating Employee under subsection (b) or (e) must first give written notice to Employee of the nature of the alleged breach or refusal and must provide the Employee with a minimum of fifteen (15) days to correct the problem and, provided further, before terminating Employee for purported gross negligence Employer must give written notice that explains the alleged gross negligence in detail and must provide Employee with a minimum of twenty (20) days to correct the problem, unless correction is inherently impossible;

(ii)	For any other reason whatsoever, including termination without cause, in the sole discretion of Employer’s Board of Directors;

(iii)	Upon Employee’s death; or

(iv)	Upon Employee’s becoming incapacitated by accident, sickness, or other circumstance which in the reasonable opinion of a qualified doctor approved by the Board renders him mentally or physically incapable of performing the essential functions of Employee’s position, with or without reasonable accommodation, and which will continue in the reasonable opinion of such doctor for a period of not less than 180 days. If the Employee disagrees with the determination, the Employee may appoint a doctor of his own choosing and if that doctor reaches a determination different than that of the first doctor, the two doctors shall mutually select a third doctor within ten (10) days and such third doctor’s determination shall be deemed conclusive.

The termination of Employee’s employment shall constitute a “Termination for Cause” if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.4.

The termination of Employee’s employment shall constitute an “Involuntary Termination” if made pursuant to Section 3.2(ii) or notice by Employer of its intent that this Agreement not renew for a Renewal Term at any time; the effect of such termination is specified in Section 3.5.

The effect of the employment relationship being terminated pursuant to Section 3.2(iii) as a result of Employee’s death is specified in Section 3.7.

The effect of the employment relationship being terminated pursuant to Section 3.2(iv) as a result of the Employee’s inability to perform the essential functions of the position is specified in Section 3.8.

3.3. Termination by Employee. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

(i)	A breach by Employer of any material provision of this Agreement or the occurrence of a “Constructive Termination Event,” which shall be defined as (a) the failure by the Employer to pay the Employee’s compensation as provided in this Agreement, (b) relocation without the Employee’s prior written consent of the Employee’s primary employment location to a location that is more than 50 miles from the location to which he was required to report on the Effective Date, (c) a material diminution in the Employee’s position, duties, responsibilities, reporting status, or authority, without the Employee’s prior written consent, or (d) if the Employee is requested to perform any illegal activity or to sign-off on any inappropriate financial statement or acknowledgement, except that before exercising his right to terminate the employment relationship pursuant to any of the provisions of this subsection (i), the Employee must first give written notice to the Employer’s Board of Directors of the circumstances purportedly giving rise to his right to so terminate and must provide the Employer with a minimum thirty (30) days to correct the problem, unless correction is inherently impossible; provided, however, that in the event of a Corporate Change (as defined below) in which Employer either ceases to exist and its successor does not succeed to Employer’s obligations under this Agreement by operation of law or Employer has sold or otherwise disposed of substantially all its assets, if Employer’s successor assumes in writing Employer’s obligations under this Agreement effective as of the date of such Corporate Change, Employee shall not be entitled to resign for the reasons described in Section 3.3(i) or 3.3(ii) and receive the compensation and benefits described in Section 3.5 without a breach by such successor of this Agreement or a “Constructive Termination Event” or “Compensation Reduction” (as defined below) occurring upon or following such Corporate Change.

(ii)	The involuntary reduction of Employee’s base salary or incentive compensation targets (other than a reduction in such targets applied consistently to the Company’s other executive officers that is designed to account for changes in relative EPS projections as a result of such Corporate Change) within six (6) months after the occurrence of any Corporate Change (defined below) (a “Compensation Reduction”) that is not cured by Employer or its successor, as applicable, within thirty (30) days of receiving detailed written notice of such event from Employee. A “Corporate Change” shall mean the first to occur of any of the following events: (1) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (i) the then outstanding shares of common stock of Employer (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Employer (including without limitation any public offering), other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Employer; (B) any acquisition by Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Person controlled by Employer; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (1) of this definition of “Corporate Change”); (2) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Employer or all or substantially all of the Employer’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (ii) no Person (other than Employer, any employee benefit plan (or related trust) sponsored or maintained by Employer, by any entity controlled by Employer, or by such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to Employer prior to the Corporate Transaction or (3) the approval by the stockholders of Employer of a complete liquidation or dissolution of Employer, other than to a corporation pursuant to a transaction which would comply with clauses (i) and (ii) of subsection (2) of this definition of “Corporate Change,” assuming for this purpose that such transaction were a Corporate Transaction. Any such Corporate Change must also constitute a change in control as such phrase is defined in section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, including consideration of all applicable attribution of ownership rules under section 318 of the Code to the extent required by any guidance under section 409A of the Code; or

(iii)	For any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee’s employment by Employee shall constitute an “Involuntary Termination” if made pursuant to Section 3.3(i) or 3.3(ii); the effect of such termination is specified in Section 3.5. The termination of Employee’s employment by Employee shall constitute a “Voluntary Termination” if made pursuant to Section 3.3(iii); the effect of such termination is specified in Section 3.4.

3.4. Payments Upon Voluntary Termination and Termination for Cause. Upon a “Voluntary Termination” of the employment relationship during the Term by Employee pursuant to Section 3.3(iii), or for “cause” by Employer pursuant to Section 3.2(i), all compensation and benefits for Employee shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated. Employee will be entitled to the use of the “demonstrator vehicle” provided pursuant to Section 2.4 for 30 days following date of termination.

3.5. Payments Upon Involuntary Termination.

(i)	Upon an Involuntary Termination of the employment relationship during the Term by Employer pursuant to Section 3.2(ii), or by Employee pursuant to Section 3.3(i), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations as set forth in the Incentive Compensation Agreement), to receive a payment in an amount equal to Employee’s base salary determined pursuant to Section 2.1 and as in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by the greater of (i) twelve (12) months or (ii) the number of months remaining in the Term, payable in a single lump sum payment on the first day of the seventh month following the Employee’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Employer (“Separation from Service”). Employee shall also be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred.

(ii)	Upon an Involuntary Termination of the employment relationship by Employee pursuant to Section 3.3(ii), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations as set forth in the Incentive Compensation Agreement), to receive a payment in an amount equal to Employee’s base salary determined pursuant to Section 2.1 and as in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by thirty (30) months, payable in a single lump sum payment on the first day of the seventh month following the Employee’s Separation from Service.

(iii)	In the event of an Involuntary Termination pursuant to Sections 3.2(ii), 3.3(i) or 3.3(ii), all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term. Employee will be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred. The Employee would also be eligible for use of the “demonstrator vehicle” provided pursuant to Section 2.4 for six months following the Separation from Service; provided, however, that the taxable benefit to the Employee does not exceed the limit set forth in section 402(g)(1)(B) of the Code in the calendar year of the Employee’s Separation from Service with the Employer.

(iv)	Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in the Incentive Compensation Agreement, the rights and liabilities of Employer and Employee regarding entitlement to vesting of all Restricted Stock and stock options, shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth therein and to the enforceability of such covenants stated therein.

3.6. Covenant Not to Sue. Employee shall not sue or lodge any claim, demand or cause of action against Employer based on Involuntary Termination for any monies other than those specified in Section 3.5. If Employee breaches this covenant, Employer, and its subsidiaries and affiliates shall be entitled to recover from Employee all sums expended by Employer, and its subsidiaries and affiliates (including costs and attorneys’ fees) in connection with such suit, claim, demand or cause of action. Employer and its subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by Employer and its subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 3.6.

3.7. Payments Upon Employee’s Death. Upon termination of the employment relationship as a result of Employee’s death (i) Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination, and Employee’s heirs, administrators, or legatees shall be entitled to a pro-rated bonus (based on date of death), calculated in accordance with the Employer’s Incentive Compensation Plan and paid on or before March 15th of the year following the release of earnings for the year in which such termination occurred; and (ii) all Restricted Stock and stock options granted to Employee pursuant to the Incentive Compensation Agreement shall become 100% vested. Employee’s surviving spouse would be eligible for the use of the “demonstrator vehicle” provided pursuant to Section 2.4 for 12 months from date of death of Employee.

3.8. Payments Upon Employee’s Incapacity. Upon termination of the employment relationship as a result of Employee’s incapacity pursuant to Section 3.2(iv): (i) Employee shall be entitled to his pro rata salary through the date of such termination, and Employee shall be entitled to a pro-rated bonus (based on date of disability), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in a single lump sum payment at the later of (1) the first day of the seventh month following the Employee’s Separation from Service, or (2) March 15th of the year following the release of earnings for the year in which Separation from Service occurred; and (ii) all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested. The Employee would also be eligible for use of the “demonstrator vehicle” provided pursuant to Section 2.4 for six months from date of disability; provided, however, that the taxable benefit to the Employee does not exceed the limit set forth in section 402(g)(1)(B) of the Code.

3.9. Right of Set-Off. In all cases, the compensation and benefits payable to Employee under this Agreement upon Separation from Service shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer (“Other Severance”); provided, however, in the event this Section 3.9 would result in a substitution for a payment of deferred compensation otherwise payable pursuant to this Agreement within the meaning of Treasury Regulation § 1.409A-3(f) and an impermissible change in the timing of the payment of deferred compensation pursuant to Section 409A of the Code and the guidance promulgated pursuant thereto, then no amounts payable pursuant to this Agreement will be reduced and instead such Other Severance to which the Employee would be entitled shall be forfeited.

3.10. Continuation of Certain Obligations. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Employee’s obligations of confidentiality, non-competition and Employee’s continuing obligations with respect to business opportunities that had been entrusted to Employee by Employer during the employment relationship.

3.11. Scope of Agreement. This Agreement shall govern the rights and obligations of Employer and Employee with respect to Employee’s salary and other perquisites of employment.

4.	UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS

4.1. Compliance with Foreign Corrupt Practices Act. Employee shall at all times comply with United States laws applicable to Employee’s actions on behalf of Employer and its subsidiaries and affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (“FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Employer or any of its subsidiaries having civil or criminal liability or responsibility under the FCPA or other applicable United States law, such action or finding shall constitute “cause” for termination under this Agreement in accordance with Section 3.2(i) unless the Board determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer. The rights afforded Employer under this provision are in addition to any and all rights and remedies otherwise afforded by the law.

5.	OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

5.1. Provision of Confidential and Proprietary Information. Employer owns certain confidential and proprietary information and trade secrets to which Employee will be given access for the purpose of carrying out his employment responsibilities hereunder. Furthermore, Employer shall provide Employee with confidential and proprietary information and trade secrets regarding Employer and its subsidiaries and affiliates, in order to assist Employee in satisfying his obligations hereunder. Employer shall provide Employee with specialized training including orientation, sales and financial information, and computer and systems training.

5.2. Return of Proprietary Material. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s or any of its subsidiaries’ or affiliates’ businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Upon termination of Employee’s employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

5.3. Nondisclosure of Confidential Information. Except as required by law or process, Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its subsidiaries or affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s or any of its subsidiaries’ or affiliates’ confidential business information and trade secrets.

5.4. Ownership of Copyrighted Works. If, during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer’s, or any of its subsidiaries’ or affiliates’ businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer’s or any of its subsidiaries’ or affiliates’ premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment, but is specially ordered by Employer or any of its subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer or any of its subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of his employment, nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5. Protection of Proprietary Material. Both during the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer, or any of its subsidiaries or affiliates and their nominees, at any time, in the protection of Employer’s or any of its subsidiaries’ or affiliates’ worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or any of its subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.	MISCELLANEOUS

6.1. Definition of “Affiliates” and “Affiliated.” For purposes of this Agreement the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

6.2. Prohibition of Publication of Certain Information. Except as required by law or process, Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer at any of its subsidiaries’ or affiliates’ directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer or any of its subsidiaries’ or affiliates’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer or any of its subsidiaries’ or affiliates’ directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer or any of its subsidiaries’ or affiliates’ officers, employees, agents, or representatives; or that place Employer or its subsidiaries’ or affiliates’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer or any of its subsidiaries’ or affiliates’ or its officers, employees, agents, or representatives. Except as required by law or process, the Employer shall refrain, and shall use its best efforts to assure that its directors, officers, employees, agents and representatives, and its subsidiaries and affiliates and their directors, officers, employees, agents and representatives, shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any untrue oral or written statements about the Employee that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Employee; or that constitute an intrusion into the seclusion or private life of the Employee; or that give rise to unreasonable publicity about the private life of the Employee; or that place the Employee in a false light before the public.

6.3. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer to:

Group 1 Automotive, Inc.

950 Echo Lane, Suite 100

Houston, TX 77024
Attn: Chairman of the Board

With a copy to:

Fisher & Phillips LLP

18400 Von Karman Avenue, Suite 400

Irvine, CA 92612

Attn: John M. Polson, Esq.; and

Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, TX 77024
Attn:	General Counsel

If to Employee:

John C. Rickel

150 Stoney Creek Road

Houston, TX 77024

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6.4. Governing Law. This Agreement shall be governed in all respects by the law of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

6.5. No Waiver. No failure by either party hereto at anytime to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.6. Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.7. Arbitration. The Parties agree that any claim, dispute, and/or controversy that they may have arising from, related to, or having any relationship or connection whatsoever with this Agreement, Employee’s employment, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired Judge, or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a Judge. The arbitrator shall apply the Federal Rules of Civil Procedure and Evidence, including all rules of pleading, discovery, evidence and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Awards shall include the arbitrator’s written reasoned opinion.

6.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer, its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of Employer. Notwithstanding anything to the contrary in this Section 6.8 or elsewhere in the Agreement, in the event of the Employee’s death after becoming entitled to receipt of any payment or benefit, but before receiving all such payments or benefits, the remaining payments shall be made to the Employee’s survivors or estate and the remaining benefits shall be provided to his widow or other survivors to the same extent and in the same manner as if he were still alive.

6.9. Entire Agreement. Except as provided in (1) written company policies promulgated by Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Section 2.3, (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee, (4) the Incentive Compensation Agreement or (5) any award agreements under Employer’s 1996 Stock Incentive Plan or 2007 Stock Incentive Plan entered into by Employer and Employee prior to the Effective Date, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee, including, without limitation, the Prior Employment Agreement.

6.10. Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

6.11. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

6.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

DATE:	March 17, 2009	GROUP 1 AUTOMOTIVE, INC.
		By:	/s/ Darryl M. Burman

		Name: Title:	Darryl M. Burman Vice President

DATE: March 17, 2009 /s/ John C. Rickel JOHN C. RICKEL